EXHIBIT 2.1
AGREEMENT AND PLAN OF MERGER OF
SJW GROUP, INC.,
A DELAWARE CORPORATION,
AND
SJW CORP.,
A CALIFORNIA CORPORATION

This AGREEMENT AND PLAN OF MERGER, dated as of November 14, 2016 (the “Merger Agreement”), is made by and between SJW Group, Inc., a Delaware corporation (“SJW Delaware”), and SJW Corp., a California corporation (“SJW California”). SJW Delaware and SJW California are sometimes referred to herein as the “Constituent Corporations.” SJW Delaware is a wholly-owned subsidiary of SJW California.
RECITALS
A.    SJW Delaware is a corporation duly incorporated and existing under the laws of the State of Delaware and has a total authorized capital stock of 37,000,000 shares, of which 36,000,000 are designated common stock, par value $0.001 per share (the “SJW Delaware Common Stock.”), and 1,000,000 are designated Preferred Stock, par value $0.001 per share (the “SJW Delaware Preferred Stock”). The SJW Delaware Preferred Stock is undesignated as to series, rights, preferences, privileges or restrictions. As of the date hereof, and before giving effect to the transactions contemplated hereby, 20,456,225 shares of SJW Delaware Common Stock are issued and outstanding, all of which are held by SJW California, and no shares of SJW Delaware Preferred Stock are issued and outstanding.
B.    SJW California is a corporation duly incorporated and existing under the laws of the State of California and has a total authorized capital stock of 36,176,407 shares, of which 36,000,000 are designated common stock, par value $0.521 per share (the “SJW California Common Stock”), and 176,407 are designated Preferred Stock, par value $25.00 per share (the “SJW California Preferred Stock”). Of the 176,407 shares of SJW California Preferred Stock, 2,645 shares are designated as “Cumulative Preferred Stock, Series A” (hereinafter called “Series A Preferred Shares”), 196 shares are designated as “Cumulative Preferred Stock, Series B” (hereinafter called “Series B Preferred Shares”), 200 shares are designated as “Cumulative Preferred Stock, Series C” (hereinafter called “Series C Preferred Shares”), 200 shares are designated as “Cumulative Preferred Stock, Series D” (hereinafter called “Series D Preferred Shares”), 166 shares are designated as “Cumulative Preferred Stock, Series E” (hereinafter called “Series E Preferred Shares”), 4,000 shares are designated as “Cumulative Preferred Stock, Series G” (hereinafter called “Series G Preferred Shares”), 9,000 are designated as “Cumulative Preferred Stock, Series H” (hereinafter called “Series H Preferred Shares”), and 160,000 shares are designated as preferred shares of Series I, Series J, Series K, Series L, Series M and Series N, the number of shares constituting each of such series to be determined by the Board of Directors of SJW California. Series F has been intentionally omitted.

C.    The Board of Directors of SJW California has determined that, for the purpose of effecting the reincorporation of SJW California in the State of Delaware, it is advisable and in the best interests of SJW California and its shareholders that SJW California merge with and into SJW Delaware upon the terms and conditions herein provided.
D.    The respective Boards of Directors of the Constituent Corporations and the shareholders of SJW California and the stockholders of SJW Delaware have approved this Merger Agreement and have directed that this Merger Agreement be executed by the undersigned officers.
E.    For U.S. federal income tax purposes, the Constituent Corporations intend that the Merger executed pursuant to this Merger Agreement will qualify as a reorganization described in Section 368(a)(1)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and that this Merger Agreement will constitute a “plan of reorganization” within the meaning of Treas. Reg. § 1.368-2(g).
NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, SJW Delaware and SJW California hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

1. MERGER
1.1    Merger. In accordance with the provisions of this Merger Agreement, the General Corporation Law of the State of Delaware (the “DGCL”) and the California Corporations Code, SJW California shall be merged with and into SJW Delaware (the “Merger”), the separate existence of SJW California shall cease and SJW Delaware shall be, and is herein sometimes referred to as, the “Surviving Corporation”.
1.2    Filing and Effectiveness. The Merger shall become effective in accordance with Section 1108 of the California Corporations Code and Section 252 of the DGCL. The date and time when the Merger shall become effective, as aforesaid, is herein called the “Effective Date.”
1.3    Effect of the Merger. Upon the Effective Date, the separate existence of SJW California shall cease, and SJW Delaware, as the Surviving Corporation, shall: (i) continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date, (ii) be subject to all actions previously taken by its and SJW California’s Boards of Directors, (iii) succeed, without other transfer, to all of the assets, rights, powers and property of SJW California in the manner as more fully set forth in Section 259 of the DGCL, (iv) continue to be subject to all of its debts, liabilities and obligations as constituted immediately prior to the Effective Date, and (v) succeed, without other transfer, to all of the debts, liabilities and obligations of SJW California in the same manner as if SJW Delaware had itself incurred them, all as more fully provided under the applicable provisions of the DGCL and the California Corporations Code.
2. CHARTER DOCUMENTS, DIRECTORS AND OFFICERS
2.1    Certificate of Incorporation. The Certificate of Incorporation of SJW Delaware as in effect immediately prior to the Effective Date (the “Certificate of Incorporation”) shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.
2.2    Bylaws. The Bylaws of SJW Delaware as in effect immediately prior to the Effective Date shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.
2.3    Directors and Officers. The directors and officers of SJW California immediately prior to the Effective Date shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until as otherwise provided by law, the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.
3. MANNER OF CONVERSION OF STOCK
3.1    SJW California Common Stock. Upon the Effective Date, each share of SJW California Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into and exchanged for one (1) fully paid and nonassessable share of SJW Delaware Common Stock.
3.2    SJW Delaware Common Stock. Upon the Effective Date, each share of SJW Delaware Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by SJW Delaware, or the holder of such shares or any other person, be cancelled and returned to the status of authorized and unissued shares of SJW Delaware Common Stock, without any consideration being delivered in respect thereof.
3.3    Exchange of Certificates. After the Effective Date, each holder of an outstanding certificate representing shares of SJW California Common Stock may, at such shareholder’s option, surrender the same for cancellation to an exchange agent designated by the Surviving Corporation (the “Exchange Agent”), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of SJW Delaware Common Stock into which the shares formerly representing by the surrendered certificate were converted as herein provided. Until so surrendered, each certificate representing shares of SJW California Common Stock outstanding immediately prior to the Effective Date shall be deemed for all purposes, from and after the Effective Date, to represent the number of shares of SJW Delaware Common Stock into which such shares of SJW California Common Stock were converted in the Merger.
The registered owner on the books and records of the Surviving Corporation or the Exchange Agent of any shares of stock represented by such certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of SJW Delaware Common Stock represented by such certificate as provided above.
Each certificate representing shares of SJW Delaware Common Stock so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificate of SJW California so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws.
3.4    SJW California Equity Incentive Plans
(a)     Upon the Effective Date, the Surviving Corporation shall assume and continue any and all stock option, stock incentive, stock purchase and other equity-based award plans heretofore adopted by SJW California (collectively, the “Plans”) for its employees and other service providers. Each outstanding and unexercised option, restricted stock unit or right to purchase or receive, or security convertible into, SJW California Common Stock shall become an option, restricted stock unit or right to purchase or receive, or security convertible into, SJW Delaware Common Stock on the basis of one (1) share of SJW Delaware Common Stock for each share of SJW California Common Stock issuable pursuant to any such option, restricted stock unit or right to purchase or receive, or convertible security, on the same terms and conditions and at an exercise or purchase price per share equal to the exercise price or purchase price per share applicable to any such option, restricted stock unit or right to purchase or receive, or security convertible into, SJW California Common Stock at the Effective Date. Upon the Effective Date, the Surviving Corporation will assume all obligations of SJW California under dividend equivalent rights granted with respect to stock-based awards and such dividend equivalent rights shall be paid and/or converted into additional shares on the same terms and conditions as in effect for such rights immediately prior to the Effective Date.
(b)    A number of shares of SJW Delaware Common Stock shall be reserved for issuance under the Plans equal to the number of shares of SJW California Common Stock so reserved immediately prior to the Effective Date.
3.5    Benefit Plans. Upon the Effective Date, the Surviving Corporation shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of SJW California under each employee benefit plan sponsored by SJW California in effect as of the Effective Date or with respect to which employee rights or accrued benefits are outstanding as of the Effective Date.
4. CONDITIONS
4.1    Conditions to SJW California’s Obligations. The obligations of SJW California under this Merger Agreement shall be conditioned upon the occurrence of the following events:
(a)    The principal terms of this Merger Agreement shall have been duly approved by the shareholders of SJW California; and
(b)    Any consents, approvals or authorizations that SJW California deems necessary or appropriate to be obtained in connection with the consummation of the Merger shall have been obtained, including, but not limited to, any approvals with respect to federal and state securities laws and any approval required by the California Public Utilities Commission.
5. GENERAL
5.1    Covenants of SJW Delaware. SJW Delaware covenants and agrees that it will, on or before the Effective Date:
(a)    Qualify to do business as a foreign corporation in the State of California and, in connection therewith, appoint an agent for service of process as required under the provisions of Section 2105 of the California Corporations Code;
(b)    File this Merger Agreement with the Secretary of State of the State of California; and
(c)    Take such other actions as may be required by the California Corporations Code.
5.2    Further Assurances. From time to time, as and when required by SJW Delaware or by its successors or assigns, there shall be executed and delivered on behalf of SJW California such deeds and other instruments, and there shall be taken or caused to be taken by SJW Delaware and SJW California such further and other actions, as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by SJW Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of SJW California and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of SJW Delaware are fully authorized in the name and on behalf of SJW California or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.
5.3    Abandonment. At any time before the Effective Date, this Merger Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either or both of the Constituent Corporations, notwithstanding the approval of this Merger Agreement by the shareholders of SJW California or by the sole stockholder of SJW Delaware, or by both. In the event of the termination of this Merger Agreement, this Merger Agreement shall become void and of no effect and there shall be no obligations on either Constituent Corporation or their respective Board of Directors, shareholders or stockholders with respect thereto.
5.4    Amendment. The Boards of Directors of the Constituent Corporations may amend this Merger Agreement at any time prior to the filing of this Merger Agreement with the Secretaries of State of the States of California and Delaware, provided that an amendment made subsequent to the adoption of this Merger Agreement by the shareholders of SJW California shall not, unless approved by such shareholders as required by law:
(a)    Alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation;
(b)    Alter or change any term of the Certificate of Incorporation of the Surviving Corporation that will become effective immediately following the Merger; or
(c)    Alter or change any of the terms and conditions of this Merger Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of SJW California.
5.5    Tax Treatment of the Merger. The Constituent Corporations shall not take or knowingly fail to take any action that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368 of the Code. The Constituent Corporations will report the Merger as a reorganization within the meaning of Section 368 of the Code.
5.6    Registered Office. The registered office of the Surviving Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, and National Registered Agents, Inc. is the registered agent of the Surviving Corporation at such address.
5.7    Governing Law. This Merger Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware and, so far as applicable, the merger provisions of the California Corporations Code.
5.8    Counterparts. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, this Merger Agreement, having first been approved by resolutions of the Boards of Directors of SJW Group, Inc., a Delaware corporation, and SJW Corp., a California corporation, is hereby executed on behalf of each of such two corporations and attested by their respective officers thereunto duly authorized.

SJW GROUP, INC. a Delaware corporation By: /s/ James P. Lynch James P. Lynch President and Treasurer By: /s/ Suzy Papazian Suzy Papazian Secretary

SJW CORP.
a California corporation

By: /s/ W. Richard Roth
W. Richard Roth
President, Chief Executive Officer and Chairman of the Board

By: /s/ Suzy Papazian
Suzy Papazian
General Counsel and Corporate Secretary

SECRETARY’S CERTIFICATE

The undersigned hereby certifies that (i) the undersigned is the Secretary of SJW Group, Inc., a Delaware corporation (“SJW Delaware”), and (ii) the Agreement and Plan of Merger to which this certificate is attached was duly approved and adopted by the Board of Directors of SJW Delaware and thereafter the holders of a majority of the voting power of the capital stock of SJW Delaware outstanding and entitled to vote thereon approved and adopted the Agreement and Plan of Merger in accordance with Section 228 of the Delaware General Corporation Law.

In witness whereof, the undersigned has duly executed this certificate on the date set forth below.

/s/ Suzy Papazian
Suzy Papazian
Secretary
SJW Group, Inc.

DATED: November 14, 2016